UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 21, 2023

TERRAN ORBITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40170	98-1572314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

(561) 988-1704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LLAP	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	LLAP WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 21, 2023, Tyvak Nano-Satellite Systems, Inc. (“Tyvak”), a subsidiary of Terran Orbital Corporation (“Terran Orbital,” and together with Tyvak, the “Company”) entered into a procurement contract (together with any exhibits, schedules and related ancillary agreements, the “Agreement”) with Rivada Space Networks GmbH (“Rivada” or the “Customer”), providing for the Company’s development, production and operation of 300 satellites, inclusive of 12 in-orbit spares, for Rivada’s planned low-earth orbit satellite constellation, subject to the conditions and qualifications further described below and in the Agreement.

The total purchase price for the satellites (the “Phase One Satellites”) is $2.4 billion (the “Purchase Price”), which will be earned via milestone payments made with respect to the design, production and delivery of satellites completed on schedule, as described in the Agreement. The Company will also provide a portion of the ground segment and other related deliverables. The Agreement requires the delivery of 144 Phase One Satellites by no later than the first quarter of 2026, and the remainder of the Phase One satellites to be delivered by no later than the second quarter of 2026. Performance under the Agreement will be split into a developmental phase, with amounts billed on a time and materials basis, and a firm fixed price production phase.

The Agreement also includes several Customer options for additional satellites, equipment, and services, including an option for the purchase of an additional 300 satellites to complete Rivada’s planned LEO satellite constellation. The exercise of such options would result in the payment by the Customer to the Company of additional payments not included in the Purchase Price.

The planned Rivada constellation is expected to operate like an optical backbone in space, using lasers to interconnect satellites and deliver a global data network. Rivada expects to begin deploying its constellation as early as 2025, subject to compliance with applicable regulatory requirements, with the anticipated launch of four Company-produced satellites.

Rivada has an option to terminate the Agreement for convenience (and without cause) at any time and for any reason. In the event of such termination, Rivada must pay a termination fee in accordance with the Agreement, in addition to any amounts owed to Terran for work performed at such time. In addition, the Agreement includes Customer termination provisions for default in the event the Company misses certain delivery targets or deadlines, experiences insolvency, or otherwise fails to perform as required under the Agreement, which could result in the refund of all amounts paid up to such termination. The Contract provides for termination provisions in favor of the Company if Rivada fails to make payments as required under the Agreement, experiences insolvency, or otherwise fails to perform as described in the Agreement. The Agreement also contains other terms and conditions regarding warranty, liability, indemnity, and intellectual property rights customary for a complex manufacturing contract. In addition, each of the parties may request a parent guarantee from their counterparty’s parent entity.

The foregoing is a summary description of the Agreement and does not purport to be complete and is qualified in its entirety by the full text of the Agreement.

Item 7.01	Regulation FD Disclosure

On February 22, 2023, the Company issued a press release announcing the Agreement. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 22, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAN ORBITAL CORPORATION

Date: February 22, 2023	By:	/s/ James S. Black
James S. Black Senior Vice President and General Counsel